SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                   1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]       Preliminary Proxy Statement

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to 240.14a-11 (c) or 240.14a-12

                           HAROLD'S STORES, INC.
             (Name of Registrant as Specified in its Charter)

                              NOT APPLICABLE
    (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
11.

     1) Title of each class securities to which transaction applies:_________________.

     2) Aggregate number of securities to which transaction applies:________________.

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
          0-11:______________.

     4)   Proposed maximum aggregate value of transaction:_______________.

     5)   Total fee paid:________________.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

     1)   Amount Previously Paid:____________.

     2)   Form, Schedule or Registration Statement No:_________________.

     3)   Filing Party:_____________________.

     4)   Date filed:_______________________.


NOTICE OF 2006
ANNUAL MEETING OF
SHAREHOLDERS AND
PROXY STATEMENT


Dear Harold's Shareholder:

On behalf of the Board of Directors and management of Harold's Stores, Inc., I am pleased to invite you to attend the 2006 Annual Meeting of Shareholders. The meeting will be held at our corporate office located at 5919 Maple Avenue, Dallas, Texas at 9:00 a.m., local time, on Thursday, June 22, 2006. A copy of our Annual Report to Shareholders for the year 2005 is enclosed.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. During the meeting, there will also be a report by management on the Company's business, as well as a discussion period during which you will be able to ask questions.

Whether or not you plan to attend in person, please mark your proxy in the space provided. It is important that your shares be represented by a proxy, even if you cannot be present. Take a moment now to sign, date and return your proxy in the envelope provided. If you have multiple accounts and received more than one set of this material, please be sure to return each proxy.

I look forward to greeting you at this year's Annual Meeting.

Sincerely,



Leonard M. Snyder
Interim Chief Executive Officer


















                 HAROLD'S STORES, INC., 5919 MAPLE AVENUE
                    DALLAS, TEXAS  75235 (214) 366-0600

                           HAROLD'S STORES, INC.
                             5919 Maple Avenue
                           Dallas, Texas  75235

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JUNE 22, 2006



TO OUR SHAREHOLDERS:

The 2006 Annual Meeting of Shareholders of Harold's Stores, Inc. (the "Company") will be held at the Company's corporate office located at 5919 Maple Avenue, Dallas, Texas on Thursday, June 22, 2006, at 9:00 a.m., local time, for the following purposes:

1. To elect seven (7) directors to hold office until the next annual meeting of the shareholders and until their respective successors shall have been elected and qualified.

2. To approve or disapprove certain conversion rights for the Company's Series 2006-A Preferred Stock.

3. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in the notice may be taken without further notice to the shareholders unless required by the Bylaws.

Shareholders of record of Common Stock and Amended Series 2001-A, Series 2002-A and Series 2003-A Preferred Stock at the close of business on April 24, 2006 are entitled to notice of, and to vote at, the Annual Meeting. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, at the principal executive office of the Company, 5919 Maple Avenue, Dallas, Texas, for a period of ten days prior to the Annual Meeting and at the Annual Meeting.


BY THE ORDER OF THE BOARD OF DIRECTORS


JODI L. TAYLOR
Secretary

DATED: May 12, 2006









                           HAROLD'S STORES, INC.
                              PROXY STATEMENT
                      ANNUAL MEETING OF SHAREHOLDERS
                               JUNE 22, 2006

The following information is furnished in connection with the 2006 Annual Meeting of Shareholders of Harold's Stores, Inc., an Oklahoma corporation (the "Company"), which will be held on Thursday, June 22, 2006, at 9:00 a.m., local time, at the Company's offices located at 5919 Maple Avenue, Dallas, Texas and at any adjournment or adjournments thereof, and will be mailed on or about May 12, 2006, to the holders of record of Common Stock and Amended Series 2001-A, Series 2002-A and Series 2003-A Preferred Stock as of the record date.

SHAREHOLDERS ENTITLED TO VOTE

The record date for determining holders of Common Stock and Amended Series 2001-A, 2002-A and 2003-A Preferred Stock entitled to notice of, and to vote at, the Annual Meeting has been fixed as the close of business on April 24, 2006. On that date, there were 6,223,508 shares of Common Stock, 342,653 shares of Amended Series 2001-A Preferred Stock ("2001-A Preferred Stock"), 229,869 shares of Series 2002-A Preferred Stock ("2002-A Preferred Stock") and 55,973 shares of Series 2003-A Preferred Stock ("2003-A Preferred Stock") outstanding and entitled to vote at the Annual Meeting.

With respect to each matter presented to the holders of Common Stock at the Annual Meeting, the holders of record of each outstanding share of Common Stock on the record date will be entitled to one vote per share. With respect to each matter presented to the holders of 2001-A, 2002-A and 2003-A Preferred Stock at the Annual Meeting (including matters on which the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock may vote together as a single class as described below), the holders of record of each outstanding share of 2001-A, 2002-A and 2003-A Preferred Stock on the record date will be entitled to one vote for each share of Common Stock into which such 2001-A, 2002-A and 2003-A Preferred Stock could be converted as of the record date. As of the record date these series were convertible into shares of Common Stock as follows:

               Series                        Shares of Common Stock
       2001-A Preferred Stock                       5,146,258
       2002-A Preferred Stock                       1,927,356
       2003-A Preferred Stock                       4,737,375

SOLICITATION OF PROXIES

The  enclosed  proxy  for  the Annual Meeting is  being  solicited  by  the
Company's Board of Directors and is revocable at any time prior to the exercise of the powers conferred thereby. The cost of the solicitation of proxies in the enclosed form will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, or facsimile, and by banks, brokerage houses and other institutions. Nominees or fiduciaries will be requested to forward the solicitation material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

Unless otherwise directed in the accompanying form of proxy, the persons named therein will vote FOR the election of the director nominees and for the approval of the conversion rights of the 2006-A Preferred Stock. As to any other matters that may properly come before the Annual Meeting, the shares represented by proxies will be voted in accordance with the recommendations of the Board of Directors, although the Company does not presently know of any other such matters. Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting or (c) executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

ANNUAL REPORT

The Company's Annual Report to Shareholders covering the fiscal year ended January 28, 2006 ("2005"), including audited financial statements, is enclosed. No part of the Annual Report is incorporated in this Proxy Statement or is deemed to be a part of the material for the solicitation of proxies.

PROPOSAL 1:
ELECTION OF DIRECTORS

At the Annual Meeting, seven directors constituting the entire Board of Directors are to be elected. The holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class, are entitled to elect two of the seven director nominees. The holders of 2001-A and 2002-A Preferred Stock, voting together as a separate class, are entitled to elect three of the seven director nominees. The holders of the 2003-A Preferred Stock, voting as a separate class, are entitled to elect two of the seven director nominees. If elected, the director nominees will hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

All of the nominees have indicated their intent to serve if elected. The Company does not contemplate that the nominees will become unavailable to serve for any reason, but if that should occur before the Annual Meeting, proxies will be voted for another nominee, or other nominees, to be selected by (i) the Board of Directors in the case of the directors to be elected by the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock voting together as a single class, (ii) the holders of a majority of the voting power of the outstanding 2001-A and 2002-A Preferred Stock in the case of the directors to be elected by the holders of 2001-A and 2002-A Preferred Stock voting together as a separate class and (iii) the holders of a majority of the voting power of the outstanding 2003-A Preferred Stock in the case of the directors to be elected by the holders of the 2003-A Preferred Stock. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

Arrangements Regarding Nomination and Election of Directors
Under the terms of the Certificates of Designation relating to the 2001-A and 2002-A Preferred Stock, the holders of 2001-A and 2002-A Preferred Stock are entitled to elect, as a single voting class, a number of members of the Company's Board of Directors such that the number of directors so elected by the holders of the 2001-A and 2002-A Preferred Stock represents a percentage of the total membership of the Board of Directors that equals, as nearly as practicable, the percentage of the Common Stock represented by the outstanding 2001-A and 2002-A Preferred Stock on an as-converted to Common Stock basis,
assuming   full   conversion   of  all  Preferred   Stock   (currently
approximately   39.2%).   Under  the  terms  of  the  Certificate   of
Designation relating to the 2003-A Preferred Stock, the holders are entitled to elect, as a single class, a number of members of the Company's Board of Directors such that the number of directors so elected by the holders of the 2003-A Preferred Stock equals, as nearly as practicable, the percentage of the Common Stock represented by the 2003-A Preferred Stock on an as-converted basis, assuming full conversion of all Preferred Stock (currently approximately 26.3%). The authorized number of directors of the Company has been fixed at seven, and under these separate voting rights, the holders of the 2001-A and 2002-A Preferred Stock are entitled to elect three of the Company's seven authorized directors, the holders of the 2003-A
Preferred Stock are entitled to elect two of the Company's seven authorized directors and the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class, are entitled to elect the remaining two authorized directors.

Robert L. Anderson, William E. Haslam and Margaret A. Gilliam have been submitted by the holders of 2001-A and 2002-A Preferred Stock and Leonard M. Snyder and Clark J. Hinkley have been submitted by the holders of the 2003-A Preferred Stock as nominees for election to the Board of Directors pursuant to the separate voting rights of the 2001-A, 2002-A and 2003-A Preferred Stock.

Rebecca Powell Casey, a director of the Company, is a party to an Amended and Restated Voting Agreement (the "Voting Agreement") with Inter-Him N.V. and W. Howard Lester, who are holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock. Pursuant to the Voting Agreement, Inter-Him N.V. and Mr. Lester have agreed to vote or act with respect to all shares of capital stock of the Company presently or thereafter owned by them, so as to elect as a director of the Company one individual selected by Ms. Casey, for so long as certain members of Ms. Casey's family, including certain trusts for the benefit of such persons, or their lineal descendants own at least 10% of the Common Stock of the Company (assuming for such purpose conversion in full of all shares of 2001-A, 2002-A and 2003-A Preferred Stock into Common Stock). Pursuant to this Agreement, Rebecca Powell Casey has been submitted as the nominee for election as a director and is one of the two director nominees to be elected by the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class.

Nominees
The persons listed below have been nominated for election to fill the three director positions to be elected by the holders of the 2001-A and 2002-A Preferred Stock, voting together as a separate class:

             Name              Age     Director
                                        Since
             Robert L.          63       2000
             Anderson
             William E.         47       2001
             Haslam
             Margaret A.        67       2000
             Gilliam

The persons listed below have been nominated for election to fill the two director positions to be elected by the holders of the 2003-A Preferred Stock, voting as a separate class:

             Name              Age     Director
                                        Since
             Leonard M.         58       2000
             Snyder
             Clark J.           64       2001
             Hinkley

The persons listed below have been nominated for election to fill the two director positions to be elected by the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class:

             Name              Age     Director
                                        Since
             James D. Abrams    60       2002
             Rebecca Powell     54       1987
             Casey

The following is certain biographical information relating to each existing director and nominee:

James D. Abrams, is an attorney with the Columbus, Ohio law firm of Chester, Willcox & Saxbe, LLP, a position he has held since May 2003. He is a Certified Public Accountant and MBA, and is admitted to the Ohio Bar and District of Columbia Bar. From 1972 to 2001, Mr. Abrams has had extensive business and professional experience. At the beginning of his career, he was employed by Touche Ross & Co. (currently Deloitte & Touche) rising to the level of Manager, National Services Director-Retailing and Manufacturing. Mr. Abrams also served as Chief Financial Officer for Gap, Inc., until 1979, and Williams-Sonoma, Inc. until 1988. From 1988 to 2001, he served in various capacities, including President of Biobottoms, Inc., Vice President of Kids Marketing at Genesis Direct, and as a consultant for other catalog and retail concerns.

Robert L. Anderson has served as President of Ronus, Inc., a privately owned investment firm, since 1997. From 1982 to 1997, Mr. Anderson was a Partner at Price Waterhouse, serving as Partner-in-Charge of the Real Estate Practice. From 1964 to 1981, Mr. Anderson was with Arthur Andersen, his last capacity served being Partner-in-Charge of the Tax Specialty Group specializing in foreign real estate investments in the United States.

William E. Haslam has served as President of Pilot Corporation, a national retail operator of convenience stores and travel centers based in Knoxville, Tennessee, since 1980. From 1999 to 2001, he was Chief Executive Officer of Saks Direct, the former e-commerce catalogue division of Saks Fifth Avenue. He has been the elected mayor of Knoxville, Tennessee since December 2003. Mr. Haslam was appointed as Non-Executive Chairman of the Board of Harold's Stores, Inc. in September 2001.

Clark J. Hinkley joined the Company as Chief Executive Officer in February 2001 and served in that position until February 2004. From 1998 to 2001, Mr. Hinkley was Executive Vice President-Merchandising at the Children's Place. From 1987 to 1997, Mr. Hinkley was Executive Vice President and a member of the board of directors at Talbot's, when that company grew from 112 to 620 stores with volume increasing from $200 million to $1.2 billion. Prior to this time, he was a merchandising executive at Dayton Hudson from 1963 to 1987. He is currently serving as a consultant to the Company's merchandising functions pending the hiring of a Chief Merchandising Officer.

Rebecca Powell Casey was Executive Vice President - Trend and Design of the Company until January 2006. From 1992 until February 2001, Ms. Casey was Chief Executive Officer of the Company, and prior to that time had been President from 1987 to 1988, and Executive Vice President-Merchandise and Product Development from 1989 to 1991. From 1977 until January 2006, Ms. Casey was employed by the Company in various managerial positions.

Margaret A. Gilliam is President of Gilliam & Co., business advisors, a company she founded in 1997. She is also publisher of Gilliam Viewpoint, a monthly publication devoted to developments in the retail industry. Prior to 1997, she spent 21 years with Credit Suisse's predecessor U.S. companies, beginning with The First Boston Corporation, where her last position was Director, Equity Research and Senior Analyst for retail trade and soft goods. Before joining First Boston, Ms. Gilliam spent ten years with Goldman Sachs and five years with three small institutional brokerage firms in succession. Ms. Gilliam currently serves on the Board of Directors at Horizon Group Properties, Inc., a real estate company specializing in outlet malls.

Leonard M. Snyder has been the Interim Chief Executive Officer at the Company since August, 2005. He has been a marketing and management consultant since January 1995. He served as Chairman and Chief Executive Officer of One Price Clothing Stores, Inc. from 2001 until 2003. From 1998 to 2001, he was Non-Executive Chairman of the Board of Directors of One Price Clothing Stores, Inc. From 1987 to 1994, Mr. Snyder served as Chairman and Chief Executive Officer of Lamonts Apparel, Inc. Prior to his tenure at Lamonts, Mr. Snyder held executive positions with Allied Stores. Mr. Snyder is also a member of the Board of Directors of Paper Calmenson & Company, a diversified steel company.

As previously disclosed, on August 25, 2005 the Securities and Exchange Commission ("SEC") filed a civil complaint in the United States District Court, District of South Carolina, Spartanburg Division against Mr. Snyder and certain other former officers of One Price Clothing Stores, Inc. ("One Price"), alleging various violations of the federal securities laws relating to alleged overstatements of One Price's inventory levels in 2003. The SEC's complaint seeks injunctive relief, unspecified disgorgement, civil penalties and an order barring each defendant from serving as an officer or director of other public companies. One Price operated a chain of discount retail clothing stores and filed a voluntary bankruptcy petition in February 2004. The SEC's complaint is a public document and the SEC has issued a press release relating to its allegations which is available on the SEC's website. The Board of Directors of the Company engaged independent counsel to evaluate the case against Mr. Snyder and made the determination that it was in the best interest of the Company for Mr. Snyder to remain as Interim Chief Executive Officer. Mr. Snyder has advised the Board of Directors that he denies the SEC allegations. It is unclear when this matter may be resolved.

W. Howard Lester has been Chairman of Williams-Sonoma, Inc., a retailer of specialty cooking equipment and home furnishings and accessories, since 1978 and was Chief Executive Officer of Williams-Sonoma, Inc. from 1978 to 2001. Mr. Lester is not standing for re-election to the Board of Directors of the Company.


THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE NAMED NOMINEES

Director Compensation
Non-employee directors receive an annual retainer of $20,000, payable quarterly in cash. The Audit Committee Chairperson receives an additional $5,000 retainer, and both other members of the audit committee receive an additional $3,500 retainer. All members of the audit committee receive $1,000 per in-person meeting attended ($500 if telephonic). For all other committees, there are no fees for meetings so long as meetings are conducted in conjunction with regularly scheduled board meetings. All other committee members are compensated $500 for any telephonic meetings attended. Under the Company's 2002 Performance and Equity Incentive Plan, each incumbent non-employee director receives an option grant to purchase 5,000 shares of Common Stock upon reelection at each annual meeting of shareholders. Any newly elected non-employee director receives an initial option grant to purchase 10,000 shares upon election.

All  directors  of  the Company are entitled to a  discount  on  their
clothing   purchases  off  the  retail  price  before  markdowns   and
promotional discounts.

Committees
The  Company's  Board of Directors has three standing committees:   an
Audit  Committee, a Compensation Committee and a Corporate  Governance
Committee.

The Audit Committee's functions include reviewing internal controls and approving the selection and retention of the Company's independent registered public accounting firm, reviewing with such firm the plan for and results of its audit of the Company's consolidated financial statements and determining the independence of such firm. During 2005, the Audit Committee was comprised of Mr. Abrams, as Chair, Mr. Snyder and Ms. Gilliam until August 2005 when Mr. Snyder was replaced by Mr. Haslam. The Audit Committee met eight times during 2005, including quarterly meetings to discuss the Company's quarterly financial statements and quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission. The Board of Directors has determined that Mr. Abrams is a "financial expert," as contemplated by the rules of the Securities and Exchange Commission.

The Compensation Committee's function is to evaluate and recommend changes in compensation for all executive officers and certain other key personnel, and the creation and implementation of employee benefit plans and special employment and consulting agreements. The
Compensation Committee met two times during 2005. During 2005, the Compensation Committee was comprised of Messrs. Snyder and Lester and Ms. Gilliam.

The Corporate Governance Committee was formed during 2000, and its function is to oversee and assist the Board in connection with various management and corporate governance matters, as well as to assist the Board in selecting and screening nominees for the Board. The
Corporate  Governance Committee met one time in 2005.   In  2005,  the
Corporate Governance Committee was comprised of Messrs. Haslam and Snyder and Ms. Gilliam.

During 2005, the Board of Directors met six times. All incumbent directors attended at least 75% of the combined number of meetings of the Board of Directors and the committees on which they served, except for W. Howard Lester who attended 67% of the meetings of the Board of Directors.

Report of the Audit Committee
The Audit Committee of the Board of Directors of the Company oversees the Company's financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

The Audit Committee operates under a written charter that has been approved by the Board of Directors. Among other things, the charter specifies the scope of the Audit Committee's responsibilities, including structure, processes and membership requirements. The charter grants the sole authority for selection and retention of the Company's independent registered public accounting firm to the Audit Committee. A copy of the Audit Committee Charter as amended in 2005 is maintained on the Company's web site at www.harolds.com and is also attached as Appendix A.

In fulfilling its oversight responsibilities regarding the 2005 financial statements, the Audit Committee reviewed with Company management the audited financial statements. The Audit Committee's review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed the 2005 financial statements with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. The review with the independent registered public accounting firm included a discussion of that firm's judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 10 (Communications With Audit Committee). In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with such firm's independence.

During 2005, the Audit Committee met on two separate occasions specifically related to the decision by the Company to switch independent registered public accounting firms, from Ernst & Young LLP to BDO Seidman, LLP. The announcement of the appointment of BDO Seidman, LLP was made in October, 2005.

The Audit Committee also discussed with the Company's independent registered public accounting firm the overall scope and plans for its respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company's audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 28, 2006, for filing with the Securities and Exchange Commission. The Audit Committee has also approved the selection of BDO Seidman, LLP as the Company's independent registered public accounting firm for 2006.

Members of the Audit Committee:

     James D. Abrams, Chairman
     Margaret A. Gilliam
     William E. Haslam

Audit and Other Fees
In October 2005, the Company moved audit firms, from Ernst & Young LLP to BDO Seidman, LLP. The firm of Ernst & Young was originally engaged in April 2002 to serve as the Company's independent registered public accounting firm and subsequently retained for the annual audits through fiscal years ended January 29, 2005. The aggregate fees billed, including expenses, by BDO Seidman, LLP and Ernst & Young LLP for 2004 and 2005 for various services are set forth below:

                                    2005    2004
     Audit Fees                     $258,   $184,
                                      583     283
     Audit-Related Fees                --   8,300
     Tax Fees                       66,25   84,65
                                        0       0
     Other Fees                        --      --
     Total Fees                     $324,   $277,
                                      833     233

Fees for audit services include fees associated with the annual audit of the Company and its subsidiaries and the review of the Company's quarterly reports on Form 10-Q. Audit-related fees principally include assistance with Sarbanes-Oxley Section 404 implementation. Tax fees include tax compliance, tax advice and tax planning related to Federal and state tax matters.

The Audit Committee has considered whether the provision of non-audit services by BDO Seidman, LLP and Ernst & Young LLP are compatible with maintaining auditor independence and adopted in 2003 a policy that requires pre-approval of all audit and non-audit services. This policy requires that documentation be submitted to the Audit Committee to describe the specific services to be rendered and that the prior approval of the Audit Committee is obtained. All 2004 and 2005 audit and non-audit services fees were approved in advance in accordance with the Audit Committee's policies.

Corporate Governance
The Company qualifies as a "controlled company" under the applicable corporate governance rules of the American Stock Exchange ("AMEX") as a result of the fact that a "group" holds more than 50% of the voting power of the shares entitled to vote. See "Security Ownership of Certain Beneficial Owners and Management." As a controlled company, the Company is exempt from the requirement of the AMEX rules that its Board have a majority of independent directors and that the Company have nominating and compensation committees composed of independent directors. The Company does not have a majority of independent directors, but the Board does endeavor to appoint a majority of independent directors to serve on the Compensation Committee and the Corporate Governance Committee (which among other things performs functions similar to a nominating committee), even though it is not required to do so.

The Company adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics in 2003. The Code of Business Conduct and Ethics is applicable to all employees and directors, including the Company's principal executive, financial and accounting officers. In addition, the Audit and Compensation Committees of the board each have a charter which has been approved by the Board. The Corporate Governance Committee does not operate under a separate written charter, but provisions similar to those which would be included in such a charter are incorporated in the Corporate Governance Guidelines. Copies of the Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Audit Committee Charter are available at the Company's website, www.harolds.com. The Company intends to disclose amendments to, or waivers from, its Code of Business Conduct and Ethics by posting to its website.

The Company's Corporate Governance Guidelines require that the non-management directors meet in executive session at least once each year and that the non-management directors have an opportunity to meet separately at each meeting of the Board, if desired. The Guidelines provide that the Non-Executive Chairman of the Board, currently Mr. Haslam, will preside over these meetings.

The Board has adopted the independence criteria of the AMEX corporate governance rules to determine the independence of its directors. The Board has affirmatively determined that Messrs. Abrams, Haslam and Ms. Gilliam are independent under these criteria. In addition, the Board has determined that Messrs. Abrams and Haslam and Ms. Gilliam meet the independence requirements of the Securities and Exchange Commission and the AMEX for service on the Audit Committee.

The Company's Corporate Governance Guidelines provide that any person, including any shareholder, desiring to communicate with, or make any concerns known to the Company, directors generally, non-management directors or an individual director only, may do so by submitting them in writing to the Company's Corporate Secretary, with information to identify the person submitting the communication or concern, including the name, address, telephone number and an e-mail address (if applicable), together with information indicating the relationship of such person to the Company. The Company's Corporate Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response. The Company will establish the authenticity of any communication or concern before forwarding. Under the Corporate Governance Guidelines, the Company is not obligated to investigate or forward any anonymous submissions from persons who are not employees of the Company.

The Company does not have a specific policy regarding board members' attendance at its annual meeting of shareholders, although, as a general rule, all directors usually attend such meeting. All directors except Mr. Haslam attended the 2005 annual meeting of shareholders.

PROPOSAL 2:
PROPOSAL TO APPROVE CONVERSION RIGHTS FOR THE 2006-A PREFERRED STOCK

Description of Transaction
In order to achieve additional liquidity, on January 24, 2006 the Company entered into an amendment to its existing credit facility with Wells Fargo Retail Finance II, LLC ("WFRF") which increased the Company's borrowing availability under the facility. The amendment extended the term of the credit facility by three years, with a new expiration of February 5, 2010. The amendment also increased the maximum revolver amount from the lesser of $25 million or $22 million plus outstanding participant advances to the lesser of $28 million or $22 million plus outstanding participant advances. Additionally, the minimum required excess availability under the credit facility was reduced from $1.35 million to 1.0 million. Finally, the amendment provided for an increase of $3 million in the Company's borrowing availability under the facility based upon an increase in the existing loan participation agreement between WFRF and RonHow, LLC ("RonHow"), an entity which is owned and controlled directly or indirectly by Ronald de Waal and W. Howard Lester. Messrs. de Waal and Lester are both significant beneficial owners of the Company's common stock, and Mr. Lester is also a director of the Company.

WFRF will continue to serve as the lending agent for the Company under the credit facility, and the principal covenants and conditions imposed upon the Company pursuant to the WFRF credit facility agreement have not materially changed. RonHow's right to repayment of any advances under the credit facility that are attributable to its participation is generally subordinate to the repayment rights of the other credit facility lenders. However, the Company may repay these advances provided it meets certain conditions, including, for payments of up to $2 million of these advances, the maintenance of an average daily excess availability under the credit facility of at least $1.5 million for the 30 days prior to and 30 days projected immediately following the repayment, and for payments of the remaining amount of these advances, the maintenance of an average daily excess availability under the credit facility of at least $2.5 million for the 30 days prior to and 30 days projected immediately following the repayment. The average excess availability requirement is higher than the excess availability otherwise required of the Company under the credit facility.

In consideration for RonHow's agreement to fund the Company's additional $3 million in borrowing capacity under the credit facility, the Company granted to RonHow the right to convert any of the incremental $3 million not repaid into shares of a new series of authorized but unissued preferred stock, designated Series 2006-A Preferred Stock. The Series 2006-A Preferred Stock to be issued upon conversion of this option will be convertible into shares of common stock as described below. Additionally, the Company will pay an additional 4% fee per annum on the outstanding new participation amount up to $3 million, commencing immediately. This fee is in addition to the additional 4% fee per annum which the Company will be obligated to pay on up to $2 million of the outstanding participation amount funded by RonHow in April 2004 commencing on March 1, 2006.

In connection with the foregoing transactions, the Company and RonHow agreed upon a new repayment priority for RonHow's participations in the credit facility. Unless otherwise agreed to by the Company and RonHow at the time of any repayment, any repayments of participations will be applied first to the repayment of RonHow's first $2 million participation funded in July 2003, next to the repayment of the RonHow's second $2 million participation funded in April 2004, and finally to the repayment of RonHow's new $3 million participation funded on January 24, 2006. The parties amended the Option Agreement previously executed on April 30, 2004, to document this agreement.

As part of the foregoing participation transaction, WFRF, RonHow and the Company have entered into a letter of understanding which establishes a framework for RonHow to obtain the right to convert its aggregate $7 million participation in the Company's credit facility into a subordinated loan to the Company on or before January 24, 2007, subject to the negotiation of mutually acceptable definitive agreements. The Company has agreed that the options granted by the Company to RonHow to permit RonHow to convert its new $3 million participation and its prior $2 million participation funded in April 2004 would continue to apply to any such subordinated loan to the extent such participations are converted.

These   transactions  were  approved  by  the  Company's   independent
directors.


Description of the Conversion Feature into Preferred Stock and Other Terms of the Series 2006-A Preferred Stock
As described above, on January 24, 2006, the Company granted to RonHow an option to convert any of its incremental $3 million participation into shares of a new series of authorized but unissued preferred stock, designated Series 2006-A Preferred Stock. If RonHow elects to exercise this option, it would receive shares of 2006-A Preferred Stock at the rate of $100 per share for the portion of its $3 million participation converted, for a maximum of 30,000 shares if the full $3 million participation is converted. Any shares of 2006-A Preferred Stock so issued will be convertible into shares of common stock at a price of $0.87 per share, equal to the 20-day average closing price of the Company's common stock for the period ending immediately before closing of the loan amendment, assuming this conversion feature is approved by the Company's shareholders at the Annual Meeting.

In connection with the grant of the option to RonHow to acquire shares of 2006-A Preferred Stock as described above, on January 24, 2006, the Company filed a Certificate of Designation with the Oklahoma Secretary of State to designate the rights of the 2006-A Preferred Stock. This Certificate of Designation operates as an amendment to the Company's Certificate of Incorporation under Oklahoma law.

Pursuant to the Certificate of Designation, any outstanding shares of 2006-A Preferred Stock will be entitled to receive quarterly dividends that cumulate annually at a rate of 8% per annum, which will be reduced to 6% per annum if certain profitability targets are met. Dividends payable on the first July 1 and October 1 following the original issuance of 2006-A Preferred Stock will be payable in additional shares of 2006-A Preferred Stock, while dividends payable on the first January 1 and April 1 following the original issuance of 2006-A Preferred Stock will be payable in cash. After the first anniversary  of  the  original issuance  of  2006-A  Preferred  Stock, dividends will be payable in additional shares of 2006-A Preferred Stock or cash, as the holder may elect. Following the third anniversary of the original issuance date, the 2006-A Preferred Stock will be redeemable at the option of the Company at a price equal to the initial purchase price plus cumulated and accrued but unpaid dividends.

If  and  when issued, the 2006-A Preferred Stock will rank on a parity
with   the  Company's  existing  Amended  2001-A,  2002-A  and  2003-A
Preferred Stocks for purposes of dividends and distribution of assets on liquidation. The holders of the 2006-A Preferred Stock, voting as a class, will have the right to designate a proportionate number of members of the board of directors equal as nearly as possible to the percentage of the Company's outstanding common stock on an as-converted basis represented by the 2006-A Preferred Stock. The 2006-A Preferred Stock will also vote with the common stock on an as-converted basis for the election of the remaining directors and on all other matters on which the common stock votes. In addition to the rights the holders of 2006-A Preferred Stock will have to designate directors, the holders of the Company's 2001-A and 2002-A Preferred Stock, voting together as a single class, and the holders of the 2003-A Preferred Stock, voting separately, also have similar rights to
designate  directors.   At present, assuming  the  conversion  of  all
outstanding shares of preferred stock, the outstanding 2001-A and 2002-A Preferred Stocks collectively represent approximately 39.0% of the Company's common stock and the outstanding 2003-A Preferred Stock
represents   approximately  26.2%  of  the  Company's  common   stock.
Furthermore, Inter-Him, N.V. and W. Howard Lester, holders of the two largest positions in the Company's preferred stock, have agreed to vote their shares so as to elect as a director one designee of a group of shareholders related to the Company's founder, Harold Powell.

Following the issuance of 2006-A Preferred Stock, if and for so long as the outstanding shares of 2006-A Preferred Stock in the aggregate represent on an as-converted basis at least 10% of the Company's outstanding common stock, the Company may not take certain actions without  the  prior  approval of the holders  of  a  majority  of  the outstanding 2006-A Preferred Stock, including amendment of the Company's Certificate of Incorporation or Bylaws, changes in the size of the Company's authorized board of directors, redemption of or payment of dividends with respect to common stock or other securities junior to the 2006-A Preferred Stock, amendment or adoption of employee stock option or purchase plans, authorization of certain mergers or sales of substantially all of the Company's assets, entering into transactions with affiliates, and incurring indebtedness or making acquisitions or capital expenditures in excess of certain dollar amounts. The holders of the 2006-A Preferred Stock are also expected to be entitled to registration rights with respect to the common stock issuable upon conversion of the 2006-A Preferred Stock and will be entitled to preemptive rights in connection with future sales of common stock or other equity securities by the Company.

Reasons for Proposed Shareholder Approval
The Company's Common Stock is listed on the American Stock Exchange. In order to facilitate compliance with the continued listing requirements of the American Stock Exchange, the 2006-A Preferred Stock will not be convertible into Common Stock representing more than 20% of the shares of Common Stock outstanding at the time of any conversion (the "20% Threshold") unless the conversion rights above the 20% Threshold are approved by the shareholders at the Annual Meeting. Any issued shares of 2006-A Preferred Stock are convertible into 114.94 shares of Common Stock of the Company (representing an effective conversion price of $0.87 per share). These conversion rates were based on the 20 day trailing market average price of the Common Stock immediately prior to the effective date of the debt participation described above of each series of Preferred Stock and are subject to proportionate adjustment in connection with stock dividends, stock splits or combinations or similar transactions. Upon issuance, the holders of the Preferred Stock are entitled to receive quarterly dividends as described below, some of which are payable in additional shares of 2006-A Preferred Stock. The shares of Preferred Stock issued in respect of dividends will also be convertible into Common Stock at rates based upon an average market price of the Common Stock as of the respective dividend dates.

The 2006-A Preferred Stock will be convertible so long as the conversion does not exceed the 20% Threshold. As of the record date for the Annual Meeting, there were no shares of the 2006-A Preferred Stock outstanding.

Effects of Approval of Conversion Rights
As of the record date for the Annual Meeting, there were 6,223,508 shares of Common Stock outstanding. As noted above, the shares of 2006-A Preferred Stock may be converted into shares of Common Stock up to the 20% Threshold. If the conversion rights are approved, the shares of 2006-A Preferred Stock may also be
converted  into  shares  of  Common  Stock  exceeding   the   20%
Threshold.

Any conversion of the Preferred Stock would be at the option of holders, and it is not anticipated that the holders would exercise their rights to convert shares of Preferred Stock unless the Common Stock were trading at prices that made such conversion economically attractive. Conversion of shares of the Preferred Stock would result in dilution of the respective percentage ownership of the holders of Common Stock and, if converted into Common Stock, the holder could sell the converted shares into the public markets pursuant to a registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act, subject to applicable holding period, volume and other limitations under Rule 144. In connection with the sale of the Preferred Stock, the Company has granted the holders thereof certain registration rights as described above. The sale of such additional shares into the public markets could adversely affect the market price of the Common Stock.

However, to the extent shares of the Preferred Stock are converted into Common Stock such shares would no longer be entitled to receive dividends, preference on liquidation, or preemptive rights in connection with future issuances of securities by the Company. Also, to the extent the shares of the Preferred Stock are converted into Common Stock, the percentage of the Common Stock represented by the still outstanding Preferred Stock on an as-converted basis would be reduced and the portion of the Company's Board of Directors subject to election under the separate voting rights of the holders of the Preferred Stock would be correspondingly reduced.

Except with respect to the separate election of a portion of the Company's Board of Directors, the general voting power of the holders of the Preferred Stock would not be affected by conversion into Common Stock since the Preferred Stock votes on an as-converted basis with the Common Stock on all matters presented to the shareholders, except as may otherwise be required by law. The special protective rights of the Preferred Stock described above restricting certain actions by the Company for so long as the outstanding Preferred Stock continues to represent at least 10% of the Common Stock on an as-converted basis would not be affected by conversion into Common Stock unless and until sufficient shares were converted so as to bring the outstanding Preferred Stock below the requisite 10% threshold.

Consequences of Non-approval
If the conversion rights are not approved by the holders of Common Stock at the Annual Meeting, the 2006-A Preferred Stock will not become convertible into Common Stock in excess of the 20% Threshold, but they will otherwise remain outstanding according to their terms unless and until redeemed by the Company.

Vote Required
The affirmative vote of the holders of a majority of the outstanding Common Stock and the outstanding 2001-A, 2002-A and 2003-A Preferred Stock (voting on an as-converted basis) which are present in person or represented by proxy at the Annual Meeting is required to approve the conversion rights for the Preferred Stock.

Based on their ownership of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, the holders of the 2001-A, 2002-A and 2003-A Preferred Stock have the right to vote 65.5% of the shares entitled to vote on this proposal at the Annual Meeting and they are expected to vote their shares in favor of the conversion rights. Thus, it is anticipated that the proposal will be approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE "FOR" APPROVAL OF THE CONVERSION RIGHTS FOR THE 2006-A PREFERRED STOCK.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers
The executive officers of the Company are as follows:

Name                     Age         Principal Position
Leonard M. Snyder        58          Interim Chief Executive Officer
Kenneth C. Row           41          Executive Vice President -
                                     Marketing
Jodi L. Taylor           43          Chief Financial Officer &
                                     Secretary
Curtis E. Elliott        42          Vice President - Planning and
                                     Allocation
Eva M. Gordon            42          Vice President - Stores
Mary E. Davich           47          Vice President - Ladies'
                                     Merchandising

The executive officers of the Company are appointed by the Board of Directors and serve at its discretion, subject to the terms of any individual contracts. The following is a brief description of the business background of each of the executive officers who are not also directors of the Company. For biographical information concerning Rebecca Powell Casey, see "Election of Directors - Nominees."

Kenneth C. Row was appointed Executive Vice President - Marketing of the Company in 1992. Prior to that time and since 1988, Mr. Row was Vice President - Marketing of the Company. Mr. Row has been employed by the Company and its predecessors in various managerial positions since 1986. His primary responsibilities include marketing and store visual merchandising and design.

Jodi L. Taylor was appointed as Chief Financial Officer in March 1998. Prior to that time, she served as Chief Financial Officer, Secretary and Treasurer of Baby Superstore, Inc. In 1997 Baby Superstore was acquired by Toys "R" Us, Inc. and Ms. Taylor remained as an executive involved with the merger and transition until joining Harold's Stores, Inc. in 1998. Ms. Taylor is a CPA who worked for Deloitte Haskins and Sells (now Deloitte & Touche) for 2 1/2 years before joining Baby Superstore in 1986.

Curtis E. Elliott has served as Vice President - Planning, Allocation and Sourcing since 1997. Prior to that time, he worked for Comshare Retail, Incorporated as Project Manager and Senior Retail Consultant before joining Charming Shoppes, Inc. as the Division Director of Planning for the Men's and Kids' Division in 1995.

Eva M. Gordon has served as Vice President - Stores since September 2001. She began her career with the Company in 1996 as a General Manager and subsequently served as District Manager and Regional Manager. She was named Director of Stores in March 2001. Prior to joining Harold's, Ms. Gordon spent more than a decade with Mark Shale as a manager and buyer.

Mary E. Davich has served as Vice President - Ladies' Merchandising since August 2004. She began her career with the Company in 1994 as a ladies' top buyer and subsequently served as Director - Ladies' Merchandise, from 2002 until August 2004. Prior to joining Harold's, Ms. Davich worked in various merchant roles at Marshall Fields, Wilson's Leather and The Broadway.

Executive Compensation
The following table sets forth information with respect to the persons serving as chief executive officer at any time during 2005 and the other four most highly compensated executive officers of the Company who were serving in such capacities as of the end of 2005, as well as information with respect to a former officer who would have been included but for the fact that the officer resigned before the end of 2005 (the "named executive officers").

                      Summary Compensation Table
                                                  Long-Term
                         Annual Compensation      Compensat
                                                     ion
                                                  Securitie
   Name and                             Other         s     All Other
   Principal     Year Salary  Bonus    Annual     Underlyin Compensati
   Position            (1)           Compensati       g       on (2)
                                         on        Options
                                                     (#)
Hubert W.        2005 $334,6    ---          ---       ---     $10,149
Mullins (3)      2004     15    ---          ---   300,000      17,561
President and    2003 588,46    ---          ---       ---         ---
Chief Executive            1
Officer                  ---

Leonard M.       2005 $240,0    ---          ---    30,000         ---
Snyder (3)       2004     00    ---          ---     5,000         ---
Interim Chief    2003    ---    ---          ---     5,000         ---
Executive                ---
Officer

Rebecca Powell   2005 $248,0    ---          ---       ---    $508,500
Casey            2004     77    ---          ---       ---         ---
Executive Vice   2003 235,09    ---                 15,000         ---
President -                6
Trend and             225,00
Design                     0

Kenneth C. Row   2005 $226,8    ---          ---    15,000      $7,500
Executive Vice   2004     27    ---          ---       ---       7,788
President -      2003 210,09    ---          ---    15,000       7,500
Marketing                  6
                      200,00
                           0

Jodi L. Taylor   2005 $216,1    ---          ---    10,000         ---
Chief Financial  2004     54    ---          ---       ---         ---
Officer,         2003 196,15    ---          ---    15,000         ---
Secretary                  4
                      180,00
                           0

Curtis E.        2005 $186,9    ---          ---    15,000         ---
Elliott          2004     23    ---          ---       ---         ---
Vice President   2003 167,69    ---          ---    10,000         ---
- Planning and             2
Merchandise           145,00
                           0

Mary E. Davich   2005 $175,3    ---          ---     7,500         ---
Vice President   2004     85    ---          ---    15,000         ---
- Ladies'        2003 147,11    ---          ---     5,000         ---
Merchandising              6
                      129,61
                           5


(1) Except as reported under "Other Annual Compensation", personal benefits provided by the Company to each of the named executive officers do not exceed 10% of total annual salary and bonus reported for the named executive officer and are not included in this total.
(2)    "All Other Compensation" in 2004 and 2005 for Hubert W. Mullins
  consisted   principally  of  dues,  memberships  and  employee-owned
  automobile expenses.  "All Other Compensation" for Kenneth Row in 2003
  through   2005  consisted  of  automobile  allowance.   "All   Other
  Compensation" for 2005 for Rebecca P. Casey consisted of severance payments agreed to with Ms. Casey in January 2006 in accordance with her severance agreement with the Company and related termination of her employment.
(3) In July, 2005, Mr. Mullins resigned from Harold's as President and Chief Executive Officer and Mr. Snyder, a board member at the Company since 2000, was appointed as Interim Chief Executive Officer.

Options Granted In 2005
The following table provides information with respect to the named executive officers who received grants of options in 2005.

               Individual Options Granted In 2005(1)

                                                       Potential
                                                      Realizable
                                                       Value at
            Number                                  Assumed Annual
              of     Percent of                        Rates of
            Securit    Total                          Stock Price
              ies     Options    Exerci              Appreciation
   Name     Underly   Granted      se   Expiration    for Option
              ing        To      Price     Date        Term (2)
            Options  Employees                             5%
            Granted      in                               10%
            (#)      Year 2005
Leonard M.  25,000     9.51%     $0.74   December   $12,8  $31,430
Snyder                                   16, 2015      56
Leonard M.   5,000     1.90%     $1.69   June 23,   5,477   13,726
Snyder                                     2015
Rebecca P.    ---       ---       ---       ---       ---      ---
Casey
Kenneth C.  15,000     5.71%     $0.74   December   7,714   18,858
Row                                      16, 2015
Jodi L.     10,000     3.80%     $0.74   December   5,142   12,572
Taylor                                   16, 2015
Curtis E.   15,000     5.71%     $0.74   December   7,714   18,858
Elliott                                  16, 2015
Mary E.      7,500     2.85%     $0.74   December   3,857    9,429
Davich                                   16, 2015


(1) All options granted to the named executive officers during 2005 are non-qualified, have a ten-year term, and became 100% vested and exercisable on the date of grant.

(2) These amounts are calculated based on certain assumed rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, are dependent on the future performance of the Common Stock and overall stock market condition. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises and Year-End Option Values
The following table provides information with respect to the named executive officers concerning the exercise of options during 2005 and unexercised options held as of January 28, 2006.

           Option Exercises And Year-End Valuation Table


             Shares                Number of           Value of
            Acquired  Value       Securities         Unexercised
   Name        on    Realized     Underlying         In-The-Money
            Exercise   ($)        Unexercised         Options At
              (#)              Options at Fiscal   Fiscal Year End
                                 Year-End (#)            ($)
                               Exercis  Unexercis  Exercis  Unexercis
                              able     able       able     able
Leonard M.     -        -                    -      $250         -
Snyder                         67,000
Rebecca P.     -        -     73,589         -         -         -
Casey
Kenneth C.     -        -     152,76         -       150         -
Row                                9
Jodi L.        -        -     233,00         -       100         -
Taylor                             0
Curtis E.      -        -     84,100         -        75         -
Elliott
Mary E.        -        -     55,310         -        75         -
Davich

Employment Agreements
The Company had an employment agreement with Hubert W. Mullins, President and Chief Executive Officer, who resigned from the Company in July 2005, at which time his agreement terminated.

Upon the resignation of Mr. Mullins, the board of directors appointed Leonard M. Snyder as Interim Chief Executive Officer until a permanent appointment of the position is made. While there is no contract for this arrangement, Mr. Snyder was approved by the board to receive $40,000 per month plus living expenses in Dallas, Texas while he serves in such capacity.

The Company also had an employment agreement with Clark J. Hinkley. This agreement was amended in February 2004 in connection with Mr. Hinkley's retirement from the position of, and Mr. Mullins' appointment as, the Company's President and Chief Executive Officer. As amended, Mr. Hinkley agreed to serve the Company as Consultant to the Chief Executive Officer until January 31, 2005, in order to assist in the transition of the chief executive officer position to Mr.
Mullins and certain other matters. After January 31, 2005, Mr. Hinkley was no longer obligated to provide consulting services to the Company, and he no longer receives an annual base salary. However, the employment agreement provides that Mr. Hinkley will serve as a director of the Company through the annual meeting in June 2006, and Mr. Hinkley is entitled to receive the Company's standard non-employee director compensation in exchange for such service. Mr. Hinkley has agreed to serve as a director beyond June 2006 and is being nominated for election at the Annual Meeting. Additionally, effective January 2006 with the departure of Rebecca Powell Casey as Executive Vice President- Trend and Design, Mr. Hinkley was appointed to the Company as a consultant to assist with merchandising while the Company seeks a permanent replacement. The consulting arrangement was approved by the board and in exchange Mr. Hinkley receives $17,500 per month plus reimbursement for business-related travel expenses. No contract exists for this consulting arrangement.

Compensation Committee Report on Executive Compensation
The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, including specific compensation levels for the Company's executive officers, and administers the Company's 2002 Performance and Equity Incentive Plan and other employee incentive plans. The components of the Company's executive officer compensation program and the basis on which 2005 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the named executive officers, are discussed below.

The Compensation Committee generally believes that the total cash compensation of its executive officers should be similar to the total cash compensation of similarly situated executives of peer group public companies within the apparel and accessories stores industry. Further, a significant portion of the complete compensation package should be tied to the Company's success in achieving profit, cash flow, and Company growth.

A competitive base salary is considered vital to support the continuity of management. The Compensation Committee has established the base salaries of the Company's executive officers based in part on a survey of executive compensation paid by local and national retail companies. This survey was compiled for the Compensation Committee by the Wyatt Company and others in 1995 and has been updated based on data provided by the National Retail Federation. The Compensation Committee also considers the experience, capability and overall performance of each executive officer, as well as the competitive marketplace for executive talent, in establishing base salaries.

As discussed elsewhere herein, during 2005 the Company had an employment agreement with a certain executive officer, specifically Hubert W. Mullins, President and Chief Executive Officer, who resigned from the Company in July 2005. Mr. Mullins' agreement originated at his hiring on February 9, 2004, and provided for no specified term with either party having the right to terminate without cause with 30 days written notice. His base compensation under his agreement was $600,000 per year, and he received the proportion of his base compensation for the period of his service in 2005 as well as no bonuses. Mr. Snyder, the Company's Interim Chief Executive Officer since Mr. Mullins' resignation, receives $40,000 per month plus living expenses in Dallas, Texas while he serves in such capacity.

The Company believes that the officers' cash bonuses should be tied to the Company's success in achieving near-term results. Cash bonuses are based on a bonus pool determined by the Compensation Committee.
The Compensation Committee's primary goal is to tie bonus awards to the performance of the Company.

In light of the Company's operating performance and lack of profitability during 2005, the Compensation Committee did not award performance-based bonuses to executive officers since the Company did not achieve profitability targets required for bonus payments. However, the Compensation Committee did approve increases in base salaries for certain of the executive officers in consideration of additional responsibilities being assumed and competitive market conditions.

The Compensation Committee intends to reward long-term strategic management practices and enhancement of shareholder value through the award of stock options and other stock based awards under the Company's 2002 Performance and Equity Incentive Plan. The objective of equity based compensation is to more closely align the interest of the executive officers with those of the shareholders. The ultimate value of the awards will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant. During 2005, the Compensation Committee granted options to the executive officers in lieu of additional cash compensation; see "Executive Compensation and Other Information - Option Grants in 2005." The Compensation Committee believes that total executive compensation in future years will continue to include equity-based incentive compensation, such as stock options or restricted stock bonuses.

The Compensation Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. In evaluating any policy for future periods, the Compensation Committee would expect to consider a number of factors, including the nature of the Company's compensatory arrangements under employment contracts or otherwise, the materiality of amounts likely to be involved and potential ramifications of any loss of flexibility to respond to unforeseeable changes in circumstances that might result from such policy.

We believe that the Company has an appropriate compensation structure, which properly rewards and motivates its executive officers to build shareholder value.

Members of the Compensation Committee:

     William E. Haslam, Interim Chairman
     W. Howard Lester
     Margaret A. Gilliam

Shareholder Return Performance Graph
The following graph presented in accordance with the requirements of the Securities and Exchange Commission shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years as compared to the returns of the American Stock Exchange Market Value Index (the "Broad Market Index") and the MG Industry Group Index -Apparel and Accessories Stores (the "Industry Index"). The Industry Index includes The Gap, Inc., The Limited, Inc., Talbot's and other apparel and accessories stores.

The graph assumes an investment of $100 at the beginning of the five-year period on February 2, 2001, and that any dividends were invested.



[Graph appears here.]


                                   AS OF FISCAL YEAR ENDED
                               2-02-   2-01-    1-31-   1-29-     1-28-
                               2002    2003     2004     2005     2006
Harold's Stores,               79.41   34.12    89.71   41.47     22.06
Inc.
Hemscott Group                 78.23   66.49    97.08   125.04   147.60
Index
AMEX Market Index              87.94   86.64   121.62   130.30   158.05



CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Real Estate Leases
The Company leases a 46,132 square foot building used primarily as its corporate headquarters and buying offices in Dallas, Texas (the "Dallas Office"), until October 2005 an 85,000 square foot distribution center located in Norman, Oklahoma and certain retail stores and related facilities from a limited partnership whose partners include Rebecca Powell Casey, a director of the Company, and certain members of her family. In October 2005, the distribution center was sold to an unrelated party.

The term of the Dallas Office lease, as most recently amended in October 2003, expires in September 2010 and required annual rent payments of $317,880, plus insurance, utilities and property taxes, until November 2005, at which time annual rent increased to $461,320 plus insurance, utilities and property taxes, until September 2007, at which time the annual rent will be $484,386 plus insurance, utilities and property taxes, until expiration of the lease. The lease contains two renewal options of five years each. The October 2003 amendment assigned the lease to a new lessor, consisting of the above referenced limited partnership and W. Howard Lester, a director. In conjunction with an amendment to the lease in February 2003, the limited partnership was issued 1,417 shares of 2003-A Preferred Stock on March 1, 2004.

The term of the warehouse and distribution center lease expires in June 2012 with increasing annual rental payments on a fixed scale which has maximum annual rental up to $419,951 plus insurance, utilities and property taxes during the final year of the lease. In October 2005 this facility was sold to an unrelated third party.

The lease for the retail stores and related facilities expires in June 2008 and provides for annual base rental payments and percentage rent equal to 4% of sales plus insurance, utilities and property taxes. During 2005, the Company made aggregate rental payments of approximately $216,000 for these facilities.

The terms of all lease transactions described above were approved by the disinterested members of the Board of Directors.

The Company utilizes the services of Ronus Properties' employees for real estate negotiations and lease administration assistance. Ronus Properties is an entity wholly-owned by Ronald de Waal, the Company's largest and controlling shareholder. Beginning in June 2005, the Company began compensating a Ronus Properties' employee, who effectively serves as the head of real estate, $48,000 per year and provides her with a discount on clothing purchases. Since the Company does not need a full-time employee, this is less than the Company would pay to hire a full-time person.

Ownership of Preferred Stock
In addition to the limited partnership described above and Inter-Him N.V., several of the Company's directors own shares of 2001-A, 2002-A and/or 2003-A Preferred Stock. Pursuant to the terms of these series of Preferred Stock, the holders are entitled to quarterly dividends paid at the annual rate of 10% on the 2001-A Preferred Stock and 8% on the 2002-A and 2003-A Preferred Stock. At the election of the holder of any such Preferred Stock, these quarterly dividends may be paid in cash or in additional shares of the applicable series of Preferred Stock. During 2005, the Company paid cash dividends to the holders of 2001-A, 2002-A and 2003-A Preferred Stock of approximately $574,851, $161,200 and $323,480, respectively. It also issued 5,065 additional shares of 2001-A Preferred Stock to W. Howard Lester, 7,760 and 1,880 additional shares of 2002-A Preferred Stock to Mr. Lester and William
E. Haslam, respectively, and 1,159 additional shares of 2003-A Preferred Stock to Mr. Lester as dividends.

Credit Facility Loan Participation
As described above under Proposal 2, in January 2006, RonHow, LLC, an entity owned and controlled directly or indirectly by Ronald de Waal and W. Howard Lester, caused Wells Fargo Retail Finance II, LLC to extend an additional $3 million in total borrowing availability to the Company under the Company's existing credit facility with Wells Fargo by amending RonHow's existing loan participation agreement with Wells Fargo to increase RonHow's total participation with Wells Fargo to $7 million. During 2005, the Company paid interest on these participations to RonHow in the amount of $280,174. Messrs. de Waal and Lester are both major beneficial owners of the Company's Common Stock and Preferred Stock, and Mr. Lester is also a director of the Company. These transactions were approved by the disinterested members of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of the Company's Common Stock and 2001-A, 2002-A, 2003-A and 2006-A Preferred Stock as of April 24, 2006 by (i) each nominee for election as a director, (ii) the named executive officers,
(iii) all current executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock or a series of the Company's Preferred Stock.

TABLE I                                      Amount and Nature of
                                           Beneficial Ownership (1)

                                                 Common Stock
                                             Shares           %
Section 13(d) Group Consisting of: (2)     17,482,9        79.5%
                                                 90
 Ronald de Waal (3)
 Inter-Him N.V. (3)
   W. Howard Lester (4)
    RonHow, LLC (%)
 Rebecca Powell Casey (6)
Other Beneficial Owners of More Than 5%
of the Common Stock:
 Michael T. Casey (7)                       431,492         6.9%
 H. Rainey Powell (8)                       322,978         5.2%
 Lisa Powell Hunt (9)                       386,753         6.2%
 Elizabeth M. Powell Trust B (10)           402,497         6.5%
 Arvest Bank Group, Inc. (11)               442,464         7.1%
 Arvest Trust Company, N.A. (11)            442,464         7.1%
    Clark J. Hinkley (12)                   412,163         6.2%




Directors and Named Executive Officers:
 Hubert W. Mullins (13)                           -            -
 Clark J. Hinkley (12)                      412,163         6.2%
 Rebecca Powell Casey (2) (6)              17,482,9        79.5%
                                                 90
 Margaret A. Gilliam (14)                   123,649         1.9%
 William E. Haslam (15)                     259,141         4.0%
 W. Howard Lester (2) (4)                  17,482,9        79.5%
                                                 90
 James D. Abrams (15)                        33,750            *
 Robert L. Anderson (15)                     86,322         1.4%
 Leonard M. Snyder (15)                      78,312         1.2%
 Curtis E. Elliott (15)                      84,149         1.3%
 Kenneth C. Row (15)                        156,091         2.4%
 Jodi L. Taylor (15)                        246,493         3.8%
 Eva M. Gordon (15)                          95,179         1.5%
 Mary E. Davich (15)                         56,452            *
All Directors and Executive Officers as a  19,114,6        82.8%
Group (14 persons):  (16)                        91
*Less than one percent.

TABLE II                         Amount and Nature of
                               Beneficial Ownership (1)
                    2001-A        2002-A       2003-A       2006-A
                   Preferred     Preferred   Preferred    Preferred
                     Stock         Stock       Stock        Stock
                  Shar    %     Shar    %    Shar   %    Shar      %
                   es            es           es          es
Section 13(d)
Group Consisting   342,  100.   189,   82.3  74,5  98.1   30,0   100.
of: (2)             653    0%    179      %    56     %     00     0%

 Ronald de Waal
(3)
 Inter-Him N.V.
(3)
 W. Howard Lester
(4)
 RonHow, LLC (5)
 Rebecca Powell
Casey (6)
Other Beneficial
Owners of More
Than 5% of a
Series of
Preferred Stock:
 William E.           -     -   25,1   11.0     -     -      -      -
Haslam (15)                       91      %
Directors and
Named Executive
Officers:
    Hubert W.         -     -      -      -     -     -      -      -
Mullins (13)
 Clark J. Hinkley     -     -   5,16   2.2%     -     -      -      -
(12)                               6
 Rebecca Powell    342,  100.   189,   82.3  74,5  98.1   30,0   100.
Casey (2) (6)       653    0%    179      %    56     %     00     0%
 Margaret A.          -     -   10,3   4.5%     -     -      -      -
Gilliam (14)                      33
 William E.           -     -   25,1   11.0     -     -      -      -
Haslam (15)                       91      %
 W. Howard Lester  342,  100.   189,   82.3  74,5  98.1   30,0   100.
(2) (4)             653    0%    179      %    56     %     00     0%
 James D. Abrams      -     -      -      -     -     -      -      -
(15)
 Robert L.            -     -      -      -     -     -      -      -
Anderson (15)
 Leonard M.           -     -      -      -     -     -      -      -
Snyder (15)
 Curtis E.            -     -      -      -     -     -      -      -
Elliott (15)
 Kenneth C. Row       -     -      -      -     -     -      -      -
(15)
 Jodi L. Taylor       -     -      -      -     -     -      -      -
(15)
    Mary E.           -     -      -      -     -     -      -      -
Davich (15)
All Directors and
Executive
Officers as a      342,  100.   229,   100.  74,5  98.1   30,0   100.
Group (14           653    0%    869     0%    56     %     00     0%
persons):  (16)


(1) These tables are based upon information available to the Company. Unless otherwise indicated in the footnotes to these tables and subject to community property laws where applicable, the Company believes that each of the shareholders named in these tables has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of the Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option and/or conversion right exercisable within 60 days are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2)  As  a result of the Voting Agreement, the named beneficial owners may be deemed to constitute a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. Because each member of such "group" may, pursuant to Rule 13d-5 under the Exchange Act, be deemed to share beneficial ownership of all of the Company's securities owned by each of the other members of such "group," the named beneficial owners may be deemed to share beneficial ownership of all of the Company's securities owned by them, collectively consisting of 1,707,720 shares of Common Stock, 115,555 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 5,146,251 shares of Common Stock that may be received pursuant to the conversion of 2001-A Preferred Stock owned by members of the group, 1,582,867 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by members of the group, 4,691,665 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock owned by members of the group, 792,393 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock issuable upon exercise of an option described below, 3,448,276 shares of Common Stock that may be received pursuant to the conversion of 2006-A Preferred Stock issuable upon exercise of an option described below, 342,653 shares of 2001-A Preferred Stock, 189,179 shares of 2002-A Preferred Stock, 54,556 shares of 2003-A Preferred Stock, and 20,000 shares of 2003-A Preferred Stock and 30,000 shares of 2006-A Preferred Stock issuable upon exercise of stock options exercisable within 60 days.

(3) Shares beneficially owned by Inter-Him N.V., Prof. Kern Kampweg 8a (Post Office Box 3361), Curacao, Netherlands Antilles, include 923,819 shares of Common Stock, 4,323,474 shares of Common Stock that may be received pursuant to the conversion of 2001-A Preferred Stock owned by Inter-Him N.V., 646,328 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Inter-Him N.V., 3,367,769 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock owned by Inter-Him N.V., 287,425 shares of 2001-A Preferred Stock, 85,251 shares of 2002-A Preferred Stock and 39,018 shares of 2003-A Preferred Stock owned directly by Inter-Him N.V. Ronald de Waal, "Ertbrugge,"
Ertbruggestraat 136, BE-2110, Wijnegem, Belgium, is a managing director of Inter-Him N.V. and may be deemed to beneficially own all of the shares owned by Inter-Him N.V. In addition to the shares owned by Inter-Him, N.V., Mr. de Waal, through his indirect interest in RonHow (see note 5 below), may be deemed to beneficially own 792,393 shares of Common Stock that may be received by RonHow pursuant to the conversion of 2003-A Preferred Stock issuable to RonHow upon exercise of an option described below, 3,448,276 shares of Common Stock that may be received by RonHow pursuant to the conversion of 2006-A
Preferred Stock issuable to RonHow upon exercise of an option described below, and 20,000 shares of 2003-A Preferred Stock and 30,000 shares of 2006-A Preferred Stock issuable to RonHow upon exercise of stock options exercisable within 60 days.

(4) Shares beneficially owned by W. Howard Lester, 3250 Van Ness Avenue, San Francisco, CA 94109 include 7,836 shares of Common Stock, 40,229 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 822,777 shares of Common Stock that may be received pursuant to the conversion of 2001-A Preferred Stock owned by Mr. Lester, 936,539 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Mr. Lester, 1,323,896 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock owned by Mr. Lester, 55,228 shares of 2001-A Preferred Stock, 103,928 shares of 2002-A Preferred Stock and 15,538 shares of 2003-A Preferred Stock owned directly by Mr. Lester. Mr. Lester, through his membership interest in RonHow (see note 5 below), may also be deemed to beneficially own 792,393 shares of Common Stock that may be received by RonHow pursuant to the conversion of 2003-A Preferred Stock issuable to RonHow upon exercise of an option described below, 3,448,276 shares of Common Stock that may be received by RonHow pursuant to the conversion of 2006-A Preferred Stock issuable to RonHow upon exercise of an option described below, and 20,000 shares of 2003-A Preferred Stock and 30,000 shares of 2006-A Preferred Stock issuable to RonHow upon exercise of stock options exercisable within 60 days.

(5) Shares beneficially owned by RonHow, LLC, 3290 Northside Parkway, Suite 225, Atlanta, GA 30327, include 792,393 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock issuable upon exercise of an option described below, 3,448,276 shares of Common Stock that may be received pursuant to the conversion of 2006-A Preferred Stock issuable upon exercise of an option described below, and 20,000 shares of 2003-A Preferred Stock and 30,000 shares of 2006-A Preferred Stock issuable upon exercise of stock options exercisable within 60 days. RonHow's members are W. Howard Lester and Ronus, Inc., an entity beneficially owned by Ronald de Waal.

(6) Shares beneficially owned by Rebecca Powell Casey, 5919 Maple Avenue, Dallas, TX 75235, include 670,942 shares of Common Stock held directly, 105,123 shares of Common Stock held as custodian for the benefit of her children, and 73,589 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days. Such shares do not include 431,492 shares that are beneficially owned by her husband Michael T. Casey (see note 7 below), as to which the Company believes Ms. Casey disclaims beneficial ownership.

(7) Shares beneficially owned by Michael T. Casey, 2341 S.E. 8th, Grand Prairie, TX 75051, include 343,782 shares of Common Stock held directly, 42,000 shares of Common Stock held by the H. Rainey Powell and Mary U. Powell 1997 Irrevocable Trust, of which Mr. Casey is trustee, 1,417 shares of 2003-A Preferred Stock and 45,710 shares of Common Stock that may be received pursuant to the conversion of such 2003-A Preferred Stock. Such shares of 2003-A Preferred Stock are indirectly held by 329 Holdings, L.L.C., in its capacity as the general partner of 329 Partners-II Limited Partnership. Mr. Casey is a manager of 329 Holdings, L.L.C. and therefore may be deemed to beneficially own such shares. Such shares do not include 849,654 shares that are beneficially owned by his wife Rebecca Powell Casey (see note 5 above), as to which the Company believes Mr. Casey disclaims beneficial ownership.

(8) Shares beneficially owned by H. Rainey Powell, 1926 Pin Oak Circle, Norman, OK 73072, include 257,268 shares of Common Stock held directly, 20,000 shares of Common Stock held as custodian for the benefit of his children, 1,417 shares of 2003-A Preferred Stock and 45,710 shares of Common Stock that may be received pursuant to the conversion of such 2003-A Preferred Stock. Such shares of 2003-A Preferred Stock are indirectly held by 329 Holdings, L.L.C., in its capacity as the general partner of 329 Partners-II Limited Partnership. Mr. Powell is a manager of 329 Holdings, L.L.C. and therefore may be deemed to beneficially own such shares. Such shares do not include any shares of Common Stock that may be separately owned by his wife Mary U. Powell, as to which the Company believes Mr. Powell disclaims beneficial ownership.

(9) Shares beneficially owned by Lisa Powell Hunt, 8325 Douglas Avenue, Dallas, TX, include 301,097 shares of Common Stock held directly and 85,656 shares of Common Stock held as custodian for the benefit of her minor children. Such shares do not include any shares of Common Stock that may be separately owned by her husband Clay M. Hunt, as to which the Company believes Ms. Hunt disclaims beneficial ownership.

(10) The Elizabeth M. Powell Trust B, 200 East Main, Norman, OK 73069, c/o Arvest Trust Company, N.A., trustee, holds directly 402,497 shares of Common Stock.

(11) Arvest Trust Company, N.A., 201 W. Walnut, Rogers, AR 72756, is a limited purpose national bank engaged in the business of providing trust and related services. In such capacity, Arvest Trust Company, N.A. serves as trustee of the Elizabeth M. Powell Trust A and the
Elizabeth M. Powell Trust B and, by virtue of its voting and investment power over the shares of Common Stock held by such trusts, may be deemed to beneficially own the shares of Common Stock held by such trusts. The Elizabeth M. Powell Trust A holds directly 39,967 shares of Common Stock, and the Elizabeth M. Powell Trust B holds directly 402,497 shares of Common Stock. The shares beneficially owned by Arvest Trust Company, N.A. do not include any shares of Common Stock held by trusts or fiduciary accounts of which Arvest Trust Company, N.A. is trustee or account manager or exercises voting or investment power but which are not related to any of the other beneficial owners described herein. Arvest Trust Company, N.A. is a wholly-owned subsidiary of Arvest Bank Group, Inc., 125 W. Central, P.O. Box 218, Bentonville, AR 72712, and Arvest Bank Group, Inc. may be deemed to beneficially own the shares that are beneficially owned by Arvest Trust Company, N.A. as a result of its ownership of Arvest Trust Company, N.A.

(12) Shares beneficially owned by Clark J. Hinkley, 5919 Maple Avenue, Dallas, TX 75235, include 13,000 shares of Common Stock held directly, 360,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 39,163 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Mr. Hinkley, and 5,166 shares of 2002-A Preferred Stock owned directly by Mr. Hinkley.

(13) Shares beneficially owned by Margaret A. Gilliam, 15 West 53rd Street, Suite 34A, New York, NY 10019, include 3,312 shares of Common Stock held directly, 42,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 78,337 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Ms. Gilliam, and 10,333 shares of 2002-A Preferred Stock owned directly by Ms. Gilliam.

(14) Shares beneficially owned by William E. Haslam, 5508 Lonas Road, Knoxville, TN 37909, include 2,153 shares of Common Stock held directly, 30,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 226,988 shares of Common
Stock  that  may  be  received pursuant to the  conversion  of  2002-A
Preferred Stock owned by Mr. Haslam, and 25,191 shares of 2002-A Preferred Stock owned directly by Mr. Haslam.

(15) Includes shares that the named individuals have the right to acquire upon exercise of stock options exercisable within 60 days as follows: James D. Abrams - 15,000; Robert L. Anderson - 72,000; Leonard M. Snyder - 67,000; Curtis E. Elliott - 84,100; Kenneth C. Row
-  152,769; Jodi L. Taylor - 233,000; Eva M. Gordon - 93,900; and Mary
E. Davich - 55,310.

(16) Includes 17,482,990 shares of Common Stock, 342,653 shares of 2001-A Preferred Stock, 189,179 shares of 2002-A Preferred Stock 74,556 shares of 2003-A Preferred Stock and 30,000 shares of 2006-A Preferred Stock that Rebecca Powell Casey and W. Howard Lester may be deemed to beneficially own as a result of their inclusion in the
Section 13(d) group (see notes 2, 4 and 6 above), and 82,134 shares of Common Stock held directly by the other directors and officers, 1,205,079 shares of Common Stock that such other directors and executive officers have the right to acquire upon exercise of stock options exercisable within 60 days, 344,489 shares of Common Stock that may be received by certain of such other directors and officers pursuant to the conversion of 2002-A Preferred Stock owned by them, and 40,690 shares of 2002-A Preferred Stock owned by such other directors and officers.

Equity Compensation Plans
The following table provides certain information as of January 28, 2006 with respect to the shares of the Company's Common Stock that may be issued under the existing equity compensation plans:

                                                  Remaining
                        Number of    Weighted-      Shares
                          Shares      Average     Available
                          To be       Exercise    for Future
                          Issued       Price       Issuance
    Plan Category          Upon          of         Under
                         Exercise    Outstandin     Equity
                            of       g Options    Compensati
                        Outstandin                 on Plans
                        g Options
Equity Compensation
Plans Approved by       1,996,486      $2.83       875,190
Shareholders
Equity Compensation
Plans Not Approved by      N/A          N/A          N/A
Shareholders

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who beneficially own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission and the AMEX initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than 10% beneficial owners are required by regulation to furnish to the Company copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during 2005, to the Company's knowledge all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners during 2005 were complied with on a timely basis, except as follows:

Rebecca P. Casey was late in filing a Form 4 for a stock disposition in December 2005.

VOTING AT ANNUAL MEETING
The director nominees receiving a plurality of the votes of the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class, the 2001-A and 2002-A Preferred
Stock, voting together as a separate class, or the 2003-A Preferred Stock, voting as a separate class, as the case may be, will be elected as directors. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

Because directors are elected by a plurality vote rather than a majority of the shares entitled to vote or a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominees will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

The office of the Company's Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Annual Meeting. Neither the corporate law of the State of Oklahoma, the state in which the Company is incorporated, nor the Company's Certificate of Incorporation or Bylaws, has any specific provisions regarding the treatment of abstentions and broker non-votes. It is the Company's policy to count abstentions or broker non-votes for the purpose of determining the presence of a quorum at the meeting. Abstentions will be treated as shares represented at the Annual Meeting for determining results on actions requiring a majority vote but will not be considered in determining results of plurality votes. Shares represented by proxies returned by brokers where the broker's discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxy. Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As previously disclosed, the Company became aware in September 2005 that the Company's Interim Chief Executive Officer, Leonard Snyder, had been named as a defendant in a Securities and Exchange Commission civil action related to another company that previously employed Mr. Snyder as its Chief Executive Officer. The Company advised its independent registered public accounting firm at the time, Ernst & Young LLP ("E&Y"), of this proceeding. E&Y advised the Company's audit committee that E&Y was unwilling to accept a management representation letter required to be signed by the Company's Chief Executive Officer if Mr. Snyder remained as Chief Executive Officer. The Audit Committee and the Board were aware of this position at the time the Board made the decision to retain Mr. Snyder as the Company's Interim Chief Executive Officer. As a result of this disagreement, E&Y resigned as the Company's independent registered public accounting firm effective September 16, 2005.

The reports of E&Y on the Company's consolidated financial statements for the two fiscal years ending January 29, 2005 and January 31, 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company's consolidated financial statements for each of the two fiscal years ended January 29, 2005 and January 31, 2004, and in the subsequent interim period, other than the disagreement described above with respect to E&Y's unwillingness to accept a management representation letter required to be signed by Mr. Snyder, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the matter in their report.

On October 29, 2005, the Company and BDO Seidman, LLP ("BDO") formally agreed that BDO would be engaged as the Company's new independent registered accounting firm. Such engagement was approved by the Company's audit committee. During the two fiscal years ended January 29, 2005 and January 31, 2004 and through October 29, 2005, the Company did not consult with BDO regarding (i) the application of accounting principles to any specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matter that was the subject of a disagreement or reportable event with the former auditor except as described in the following paragraph.

The Company consulted with BDO with respect to its willingness to accept a management representation letter executed by the Company's Interim Chief Executive Officer, which was the subject of a disagreement with the Company's prior registered public accounting firm as disclosed above. BDO advised the Company's audit committee orally that it was willing to accept such management representations based on its current understanding of the circumstances.

BDO Seidman, LLP has been selected by the audit committee as the Companys approved independent registered public accounting firm for 2006. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS AND NOMINATIONS
The  Board  of  Directors  will  consider  proposals  of  shareholders
intended   to   be  presented  for  action  at  annual   meetings   of
shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2007 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission, including Rule 14a-8 under the Securities Exchange Act of 1934, must be received no later January 5, 2007. In addition, shareholders are notified that
the   deadline  for  providing  the  Company  timely  notice  of   any
shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2007 Annual Meeting of Shareholders is March 21, 2007. As to all such matters of which the Company does not have notice as of March 21, 2007, discretionary authority to vote on such matters will be granted to the persons designated in the proxies
solicited  by  the Company relating to the 2007 Annual  Meeting.   All
shareholder proposals should be delivered to Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

The Company's Corporate Governance Guidelines provide that the Corporate Governance Committee is responsible for assessing the skills and characteristics of directors and for screening potential director candidates, subject to the rights of the holders of the Company's outstanding preferred stock to designate directors. The criteria for nomination of directors are set forth in the Corporate Governance Guidelines and the guidelines do not address specific minimum qualifications or skills that a nominee or board member must have. The process used by the Corporate Governance Committee for identifying and evaluating nominees for the Company's board consists of reviewing qualifications of candidates suggested by management, other board members or shareholders, and requires direct input from the Chief Executive Officer and personal interviews of the candidate with at least two members of the Corporate Governance Committee.

Under the Corporate Governance Guidelines, the Corporate Governance Committee will consider recommendations from shareholders for nomination as a director. Any such recommendation should be addressed to the Company's Corporate Secretary and should contain (i) the name, address and telephone number and number of shares owned by the shareholder making the recommendation and a statement that the shareholder has a good faith intent to remain as a shareholder until the Company's next annual meeting of shareholders; (ii) the information about the proposed nominee that would be required to be disclosed by the applicable rules of the Securities and Exchange Commission if the nominee were nominated; (iii) a description of any relationship between the nominee and the shareholder making the recommendation; (iv) any additional information that the shareholder desires to submit addressing the reasons that the nominee should be nominated to the Board; and (v) a consent of the nominee to be interviewed by the Corporate Governance Committee if requested and to serve on the Board if nominated and elected. Any recommendation should be submitted at least 120 days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. There are no specific minimum qualifications for shareholder nominees. The Company has not previously received nominees from common shareholders and, accordingly, is unable to determine whether the process for evaluation of shareholder nominees differs from the process for evaluation of other nominees. Any increase in the size of the Board currently requires the approval of the holders of the Company's outstanding preferred stock.

OTHER MATTERS
The Company does not know of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

Copies of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained, without charge to shareholders, by writing Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.


                         APPENDIX A

                    HAROLD'S STORES, INC.
                   AUDIT COMMITTEE CHARTER
                  As Adopted November, 2003
                   As Amended April, 2005

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The  Audit Committee shall prepare the report required by the
rules   of  the  Securities  and  Exchange  Commission   (the
"Commission") to be included in the Company's annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the American Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission. The Board shall use its best efforts to assure that at least one member of the Audit Committee shall be an audit committee "financial expert" as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but no less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint, contract or replace the independent auditor and is responsible for the Company's relationship with its independent auditors. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10(A)(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. See Exhibit A attached for such pre-approval policy. The Audit Committee may delegate pre-approval authority to one or more members when appropriate, provided that any decisions to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain outside legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor and for payment of compensation to any outside legal, accounting or other advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee's own performance.

The Audit Committee shall make recommendations to the Board with respect to the employment, performance and retention of the Company's Chief Financial and Chief Accounting Officers.

In addition to any other matters that the Board may assign to the Audit Committee, the Audit Committee shall:

A.  Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management's discussion and analysis ("MD&A") of its Form 10-Q and 10-K filings, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

2. Review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the MD&A and the results of the independent auditor's review of the quarterly financial statements.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.
4. Review and discuss at least annually prior to filing of the audit report with the Commission, reports from the independent auditors on:

     (a) All critical accounting policies and practices to be used.

     (b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

     (c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Company's earnings, sales or other financial press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings or sales guidance provided to analysts, rating agencies, in press releases or otherwise. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as any off-balance sheet structures on the Company's financial statements.

7.   Discuss with management the Company's major financial
risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.
8.   Discuss   with  the  independent  auditor  the   matters
     required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9. Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company's internal controls, any special steps adopted in light of deficiencies, significant deficiencies or material weaknesses and the adequacy of any disclosures about changes in internal controls over financial reporting.

10. Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.
B.    Oversight  of  the  Company's  Relationship  with   the
Independent Auditor

1.   Review   and   evaluate  the  senior  members   of   the
     independent auditor team.

2. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company as required by Independence Standards Board Standard No. 1. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

3. Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

4. Set the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

5. If necessary, discuss with the national office of the independent auditor issues on which they were consulted by the Company's audit team and matters of audit quality and consistency.

6. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

7.   Obtain  from  the  independent auditor  assurances  that
     Section 10B of the Exchange Act has not been implicated.

C. Oversight of the Company's Internal Audit Function (If such function exists)

1. Review the appointment and replacement of the senior internal auditing executive.

2.   Review the significant reports to management prepared by
     the   internal   auditing  department  and  management's
     responses.

3. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

D.  Compliance Oversight Responsibilities

1. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

2. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

3. Discuss with the Company's legal counsel any matters that may have a material impact on the financial statements or the Company's compliance policies, including a review of the legal opinion letter(s) issued.

4. Review and make recommendation to the Board with respect to all related party transactions in order to comply with applicable state corporate law, Commission disclosure rules and American Stock Exchange rules.

5. Recommend and periodically review the Company's Code of Conduct and Ethics.

6. Receive and make an appropriate response to any "reports of a material violation" from any attorney performing legal services for the Company which such attorney is required to report if an appropriate response has not been made to a report of such material violation by the Chief Executive Officer.

Limitation of Audit Committee's Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

                          Exhibit A
           Outside Auditor Fee Pre-Approval Policy

Auditor Fee Approval Requirements

      The Audit Committee must pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditor's independence. The Audit Committee may perform the pre-approval by pre-approving types of services and, at least annually, establish pre-approved fee levels for such services to be provided by the independent auditor. If a type of service is not generally pre-approved or a proposed service exceeds the pre-approved fee level, the service must be specifically pre-approved by the Audit Committee. Management is not authorized to pre-approve services to be performed by the independent auditor.

     The Audit Committee will annually review and pre-approve services that may be provided by the independent auditor without specific approval. Unless otherwise indicate, any general pre-approval shall be for a period that ends upon the next annual pre-approval of fee levels by the Audit Committee. The Audit Committee may revise the list of generally pre-approved services at any time. Proposed services that are not specifically listed on an Appendix as pre-approved must be separately pre-approved by the Audit Committee.

       With   respect  to  each  pre-approved  service,   the
independent    auditor   will   provide   detailed    back-up
documentation to the Audit Committee regarding the specific services to be provided.

Delegation to Chairperson

  As necessary between meetings of the Audit Committee, the Chairperson of the Audit Committee may pre-approve audit and non-audit services to be performed by the independent auditor. The Chairperson shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Services

  The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. If necessary, the Audit Committee must approve any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

     The Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide. The Audit Services pre-approved by the Audit Committee are listed in Appendix A.

Audit Related Services

     Audit-related services are assurance and related services that are reasonably related to the performance of the auditor or review of the Company's financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of the audit-related services does not impair the independence of the auditor, and has pre-approved the audit-related services listed in Appendix A.

Tax Services

  The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor's independence. However, the independent auditor may not be retained in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the tax services listed in Appendix A.

All Other Services

  The Audit Committee may grant general pre-approval to those permissible non-audit services classified as all other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved that all other services listing in Appendix A.

     The Securities and Exchange Commission has adopted rules
which  prohibit an independent auditor from providing certain
non-audit  services.   The  independent  auditor  shall   not
provide any of these prohibited services.

Procedures

  Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and should include a joint statement as to whether, in their views, the request or application is consistent with the SEC's rules on auditor independence.